SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2008

TRANS WORLD ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-14818	14-1541629
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	identification No.)

38 Corporate Circle, Albany, New York		12203
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (518) 452-1242

None
(Former name or former address, if changed since last report.)

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On May 23, 2008, the Nominating and Governance Committee of the Board of Directors recommended to the full Board of Directors that the Company would be best and most efficiently served by a five member Board of Directors. In particular, the committee noted that the smaller Board of Directors would be able to evaluate and act on strategic matters affecting the Company on an expedited basis, that a smaller Board of Directors would reduce corporate overhead costs and that a five member Board of Directors, four of whom would be independent, would maintain the Board’s current ability to function independently.

     Following the recommendation of the Nominating and Governance Committee, Mr. Brett Brewer, a current director of the Company and a member of the Nominating and Governance Committee informed the Company of his voluntary decision, subject to the Board of Directors adopting the recommendation of the Nominating and Governance Committee, not to stand for re-election as a director of the Company at the 2008 annual meeting of shareholders when his term of office was scheduled to expire, and Mr. Mark A. Cohen, Ms. Lori Schafer and Mr. Edmond Thomas, each current directors of the Company and members of the Nominating and Governance Committee, each informed the Company of their respective voluntary resignations from the Board of Directors, effective as of the 2008 annual meeting of shareholders, subject to the Board of Directors adopting the recommendation of the Nominating and Governance Committee. There were no disagreements between any of Mr. Brewer, Mr. Cohen, Mr. Thomas and Ms. Schafer and the Company on any matter relating to the Company’s operations, policies or practices that resulted in their respective decisions to resign or the timing of their respective decisions.

     On June 2, 2008 the Board of Directors adopted the recommendation of the Nominating and Governance Committee and resolved that, as of the 2008 annual meeting of shareholders, it would be in the best interest of the Company and its shareholders to reduce the size of the Board of Directors from nine (9) to five (5) members.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANS WORLD ENTERTAINMENT CORPORATION

/s/ John J. Sullivan
Date: June 3, 2008	John J. Sullivan
Executive Vice President-Finance, Chief
Financial Officer and Secretary